SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED, THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

 Exhibit 10.8.1

FIRST AMENDMENT

TO

GAS GATHERING AGREEMENT

This First Amendment to Gas Gathering Agreement (this “First Amendment”), dated July 5, 2011, is by and among Magnolia Midstream Gas Services, L.L.C., an Oklahoma limited liability company (“Gatherer”), (ii) Chesapeake Energy Marketing, Inc., an Oklahoma corporation (“CEMI”), (iii) Chesapeake Operating, Inc., an Oklahoma corporation (“COI”), (iv) Empress, L.L.C., an Oklahoma limited liability company (“Empress”), and (v) Chesapeake Louisiana L.P., an Oklahoma limited partnership (“CLLP”), and together with Empress, the “CHK Producers”). CEMI, COI, and the CHK Producers are referred to herein collectively as the “Producers”. Gatherer and Producers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

The Parties wish to amend the Gas Gathering Agreement, dated December 20, 2010, but effective as of November 30, 2010, among Gatherer and the Producers (the “Agreement”) as set forth in this First Amendment. Unless otherwise defined in this First Amendment, all capitalized terms have the meanings given to them in the Agreement.

For good and sufficient consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree that Section 11 titled “FL&U Caps” of Exhibit A to the Agreement is deleted in its entirety and replaced with the following new Section 11:

Section 11. FL&U Caps.

(a) Controlling Provisions. To the extent of any conflict between (i) the terms set forth in any other provisions of this Agreement including the terms of Section 5(b), (j) or (k) of this Exhibit A; or the definition of “System Fuel and Losses”) and (ii) the terms of this Section 11 of this Exhibit A, the terms of this Section 11 of this Exhibit A shall control. All references in this Section 11 to volumes or amounts shall be deemed to refer to MMBtu’s unless expressly provided otherwise.

(b) Certain Terms. The following terms have the indicated meanings as agreed to in Section 11 of this Exhibit A:

(i)	“Absolute Inlet Pressure” means, for a particular hour and Compressor, the absolute inlet pressure of such Compressor.

“Absolute Discharge Pressure” means, for a particular hour and Compressor, the absolute discharge pressure of such Compressor.

“Compressor” means each compressor or compressor facility currently or in the future providing compression services on the Springridge Gathering System.

“Compression Ratio” means (i) as to each Compressor with the equipment necessary to determine hourly Absolute Inlet Pressure and Absolute Discharge Pressure for a particular Month, the volume weighted average Hourly Ratio for all hours in such Month, with such weighting of the Hourly Ratio to be based on the inlet volumes of Gas received each hour at each such Compressor in such Month and (ii) as to each Compressor without such equipment, Gatherer’s best estimate of the ratio of the Absolute Discharge Pressure to the Absolute Inlet Pressure for such Compressor in such Month. The “Hourly Ratio” means the Absolute Discharge Pressure for a particular hour divided by the Absolute Inlet Pressure for such hour.

“Deemed Stages per Compressor” means as to each Compressor for a particular Month:

(A) If the Compression Ratio for such Month is greater than 0 but less than 3, then such Compressor will be deemed to have one stage.

(B) If the Compression Ratio for such Month is equal to or greater than 3 but less than 9, then such Compressor will be deemed to have two stages.

(C) If the Compression Ratio for such Month is equal to or greater than 9 but less than 27, then such Compressor will be deemed to have three stages.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED, THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

(D) If the Compression Ratio for such Month is equal to or greater than 27, then such Compressor will be deemed to have four stages.

“FL&U Excess Credit Amount” is defined in Section 11(f).

“Fuel Cap” is defined in Section 11(d)(ii).

“Index Price” means, as to any Month, the arithmetic average of the daily average prices as published in Platts Gas Daily, Daily price survey ($/MMBtu) for “Carthage Hub” under the East Texas-North Louisiana Area heading. for such Month. If at any time either Producers or Gatherer, in good faith, believe that the index price and/or posting described herein is not indicative of the prices received by Producers for Producers’ Gas sold at the Delivery Points on the Springridge Gathering System, or if any such index price ceases to be published, then the Parties shall designate a replacement index or posting (and amend this Amendment to reflect the same) within 30 Days following delivery of Notice from Producers or Gatherer, as the case may be, requesting that a replacement index or posting be designated. If, within such 30 Day period, the Parties fail to agree on a replacement index or posting, then either Party may Notify the other of its request to have an Industry Expert determine (A) whether a replacement index or posting is required and (B) the replacement index or posting to be used. The Industry Expert shall be selected, and shall determine the replacement index or posting, in the manner described in Exhibit A, Section 3(c). The decision of the industry Expert shall be conclusive, binding upon, and non-appealable by the Parties. The costs and expenses of the Industry Expert shall be borne and paid 50% by Gatherer and 50% by Producers.

“L&U Cap” is defined in Section 11(d)(i).

“Quarter” means the period beginning on the first Day of a calendar quarter and ending immediately prior to the commencement of the first Day of the next calendar quarter.

“Relevant Period” is defined in Section 11(h).

(c) Computations. Commencing January 1, 2011, with Quarterly computations commencing as of April 1, 2011 and continuing each July 1, October 1, January 1, and April 1 occurring thereafter during the term of this Agreement, Gatherer shall compute:

(i)	in a given Month in a Quarter, the volume of Lost and Unaccounted for Gas calculated on aggregate volumes at all Receipt Points on the Springridge Gathering System during such Month; and
(ii)	in a given Month in a Quarter, the volume of Fuel Gas used by all Compressors and dehydration facilities on the Springridge Gathering System during such Month.

The computations in clauses c(i) and c(ii) above will be made on a Monthly basis, but the computations set forth in clauses d(i) and (ii) below shall be made on a Quarterly basis only.

(d) Springridge Gathering System Caps.

(i)	The “L&U Cap” means, in each Quarter, **% of the total volume of Gas calculated on aggregate volumes at all Receipt Points on the Springridge Gathering System during such Quarter; and
(ii)

The “Fuel Cap” means, in each Quarter, the total sum of the following volumes determined for each Month in such Quarter: the inlet volumes compressed through each Compressor on the Springridge Gathering System during each such Month multiplied by the applicable Deemed Stages per Compressor multiplied by **%.

(iii)

If the L&U Cap is exceeded in 3 or more Quarters during the period ending on December 31, 2012, then the L&U Cap shall be increased **% of the total volume of Gas at all Receipt Points on the Springridge Gathering System beginning on January 1, 2013 and continuing each Quarter thereafter.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED, THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

(e) Quarterly Excess Volumes. If the total sum of the volumes for each Month in each Quarter, as calculated pursuant to clauses c(i) and c(ii) above, exceeds the sum of the L&U Cap and the Fuel Cap, then Producers’ allocable share of the sum of such excess volumes shall be deemed the “Quarterly Excess FL&U Volumes” for such Quarter.

(f) Credit Amount.

(i)

As to each Quarter, the Quarterly Excess FL&U Volumes for such Quarter shall be multiplied by the Index Price and the resulting product shall constitute the “FL&U Excess Credit Amount” for such Quarter.

(ii)

Gatherer shall prepare and submit to Producers a statement on or before the close of business, CPT, of the 45th Day (or if such 45th Day is not a Business Day, on the following Business Day) after the end of each Quarter showing any estimated credits earned hereunder in each such Quarter. Any adjustments to the calculation of the FL&U Excess Credit Amount as a result of a measurement or accounting adjustment or any other correction from a prior period (“PPA”) shall be applied to the FL&U Excess Credit Amount as soon as practicable, which may include a refund from Producers in the following Month.

(iii)

If as to any Quarter there is a FL&U Excess Credit Amount for a Quarter and such FL&U Excess Credit Amount is equal to or less than $**, then Producers shall be entitled to receive (and Gatherer shall apply) a credit in an amount equal to such FL&U Excess Credit Amount in the invoice issued by Gatherer in the Month following the Month in which Gatherer’s statement is issued.

(iv)

If as to any Quarter there is a FL&U Excess Credit Amount for such Quarter and such FL&U Excess Credit Amount is greater than $**, then (x) Producers shall be entitled to receive (and Gatherer shall apply) a credit in an amount equal to $** in the invoice issued by Gatherer in the Month following the Month in which Gatherer’s statement is issued and (y) one-twelfth (1/12th) of the remaining balance of such FL&U Excess Credit Amount shall be credited against the Fees owed under this Agreement in each of the 12 Months following the Month in which Gatherer’s statement is issued.

(v)

If the credit amount in a Month exceeds the Fees invoiced in such Month (after giving effect to all other credit amounts that may be applicable under this Section 11), then such excess credit amount shall be applied against the invoice issued by Gatherer in the next succeeding Months until extinguished.

(vi)

Any amounts not credited under clauses (f)(iv) and (f)(v) in the first applicable Month shall accrue interest from the due date of the invoice for such first Month to and including the due date of the invoice in which such amounts are credited to Producers at a rate equal to the Prime Rate plus 2%, computed on an annualized basis and compounded Monthly.

(g) Electric Compression. Gatherer may install compressors on any Gathering System to be powered by electricity with the prior written approval of Producers, with such approval not to be unreasonably withheld, conditioned, or delayed. Any costs of powering electric compression shall be borne by the Producers on a pro rata basis and not included in the FL&U calculations contemplated by this Section 11 of Exhibit A.

(h) Certain Deemed Matters. Notwithstanding anything to the contrary in this Agreement, if during any period during the term of this Agreement (each a “Relevant Period”) the Fuel Cap is exceeded due to Gatherer’s inability to obtain any required permits or for other reasons arising under Applicable Law and Gatherer is unable to take the actions necessary to cause the Springridge Gathering System to not exceed the Fuel Cap, then during the Relevant Period(s) the Springridge Gathering System will be deemed to have not exceeded the Fuel Cap.

(i) Gas Excluded From Computations. Fuel Gas and/or Lost and Unaccounted for Gas allocated to Producers for purposes of the calculations made under this Section 11 of Exhibit A shall not include (i) Gas lost or used in connection with Gatherer performing treating, conditioning, and processing services for Producers’ Gas where such Gas is metered, (ii) Gas lost or consumed in connection with Gatherer providing flash compression services where such Gas is metered, (iii) Gas lost as the result of Force Majeure Events, and (iv) Gas consumed in connection with the Whiskey Bay Compressor unless the volume of Producers’ Gas compressed by the Whiskey Bay Compressor exceeds ** Mcf/d on average during a Month, in which case the Whiskey Bay Compressor Fuel Gas volumes shall be included in the Fuel Gas calculation. Additionally, Gas passed through under Third Party Gathering Agreements as Fuel Gas and/or Lost and Unaccounted for Gas will be included in the calculations made under this Section 11 of Exhibit A, unless Gatherer and Producers agree otherwise, in which case such Gas volumes shall not be included in such calculations.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED, THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

(j) Changes in Applicable Law. If after the date hereof any Governmental Authority enacts, imposes, or amends any Applicable Law that results in an increase in Fuel Gas and/or Lost and Unaccounted for Gas, either Party may provide Notice thereof to the other Parties. Promptly following the giving of any such Notice, the Parties shall negotiate in good faith such changes to the L&U Cap and Fuel Cap necessary to offset the impact of such changes in Applicable Law (with such changes to the L&U Cap and FL&U Cap to be effective as of the effective date of such change in Applicable Law).

Except as herein amended, all other terms and provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of August 3, 2011.

[SIGNATURE PAGE FOLLOWS]

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED, THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

SIGNATURE PAGE TO FIRST AMENDMENT TO GATHERING AGREEMENT

CEMI:
CHESAPEAKE ENERGY MARKETING, INC.
By:	/s/ James C. Johnson
Name:	James C. Johnson
Title:	President
CHK producers:
EMPRESS L.L.C
By:	/s/ Jennifer M. Grigsby
Name:	Jennifer M. Grigsby
Title:	Senior Vice President, Treasurer and Corporate Secretary
CHESAPEAKE LOUISIANA, L.P.
By:	CHESAPEAKE OPERATING, INC.
its,	General Partner
By:	/s/ Jennifer M. Grigsby
Name:	Jennifer M. Grigsby
Title:	Senior Vice President, Treasurer and Corporate Secretary
CHESAPEAKE OPERATING, INC.
By:	/s/ Jennifer M. Grigsby
Name:	Jennifer M. Grigsby
Title:	Senior Vice President, Treasurer and Corporate Secretary
Gatherer:
MAGNOLIA MIDSTREAM GAS SERVICES, L.L.C.
By:	/s/ J. Mike Stice
Name:	J. Mike Stice
Title:	Chife Executive Officer